Aames 2001-3

Mortgage Pass-Through Certificates

Series 2001-3

Prepayment Report for February 25, 2002 Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENTS	GROUP 2	GROUP 1	TOTAL

Current
Number of Paid in Full Loans	-	15	15
Number of Repurchased Loans	-	-	-
Total Number of Loans Prepaid in Full	-	15	15

Paid in Full Balance	-	1,355,348.15	1,355,348.15
Repurchased Loans Balance	-	-	-
Curtailments Amount	(1,276.26)	12,341.82	11,065.56
Total Prepayment Amount	(1,276.26)	1,367,689.97	1,366,413.71

Cumulative
Number of Paid in Full Loans	3	44	47
Number of Repurchased Loans	-	1	1
Total Number of Loans Prepaid in Full	3	45	48

Paid in Full Balance	1,363,932.57	4,307,035.12	5,670,967.69
Repurchased Loans Balance	-	44,649.38	44,649.38
Curtailments Amount	(971.52)	50,241.99	49,270.47
Total Prepayment Amount	1,362,961.05	4,401,926.49	5,764,887.54

SPACE INTENTIONALLY LEFT BLANK

Total Prepayments by Groups (in thousands of dollars)

Total Prepayments (in thousands of dollars)

Page 19 of 27	© COPYRIGHT 2002 Deutsche Bank

Aames 2001-3

Mortgage Pass-Through Certificates

Series 2001-3

Prepayment Report for February 25, 2002 Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENT RATES	GROUP 2	GROUP 1	TOTAL

SMM	0.00%	0.90%	0.80%
3 Months Avg SMM	2.47%	0.71%	0.90%
12 Months Avg SMM
Avg SMM Since Cut-off	1.49%	0.57%	0.67%

CPR	0.00%	10.25%	9.23%
3 Months Avg CPR	25.91%	8.25%	10.31%
12 Months Avg CPR
Avg CPR Since Cut-off	16.47%	6.65%	7.74%

PSA	0.00%	812.88%	729.63%
3 Months Avg PSA Approximation	2353.25%	777.45%	967.82%
12 Months Avg PSA Approximation
Avg PSA Since Cut-off Approximation	1832.04%	772.57%	895.13%

CPR by Groups

Total CPR

PSA by Groups

Total PSA

Page 20 of 27	© COPYRIGHT 2002 Deutsche Bank

Aames 2001-3

Mortgage Pass-Through Certificates

Series 2001-3

Prepayment Report for February 25, 2002 Distribution
Prepayment Report - Voluntary Prepayments

CPR Avg since Cut-Off by Groups

Total CPR Avg since Cut-Off

PSA Avg since Cut-Off by Groups

Total PSA since Cut-Off

PREPAYMENT CALCULATION METHODOLOGY
Single Monthly Mortality (SMM): (Voluntary partial and full prepayments + Repurchases)/(Beg Principal Balance - Sched Principal)
Conditional Prepayment Rate (CPR): 1-((1-SMM)/\12)
PSA Standard Prepayment Model: CPR/(0.02*min(30,WAS))
Average SMM over period between nth month and mth month (AvgSMMn,m): [(1-SMMn) * (1-SMMn+1) *. . . . . *(1-SMMm)]^(1/months in period n,m)
Average CPR over period between the nth month and mth month (AvgCPRn,m): 1-((1-AvgSMMn,m)/\12)
Average PSA Approximation over period between the nth month and mth month: AvgCPRn,m/(0.02*Avg WASn,m))
Average WASn,m: (min(30,WASn)+min(30,WASn+1)+. . . . . . . .+min(30,WASm)/(number of months in the period n,m)
Weighted Average Seasoning (WAS)

Note: Prepayment rates are calculated since deal issue date and include partial and full voluntary prepayments and repurchases.
Dates correspond to distribution dates.

Page 21 of 27	© COPYRIGHT 2002 Deutsche Bank